UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _____________________
Form 8-K
 _____________________
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 3, 2013
   _____________________
(Exact name of registrant as specified in its charter)
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DE	000-50368	26-1631624
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)
145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)
(937) 382-5591
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)
 _____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On December 27, 2012, Air Transport International Limited Liability Company (“ATI”), an indirect, wholly owned subsidiary of Air Transport Services Group, Inc. (“ATSG”), entered into a Lease Agreement (the "Hangar Lease") with the Clinton County Port Authority (the “Port Authority”) pursuant to which the Port Authority engaged ATI as its construction agent for the construction of an approximately 100,000-square-foot aircraft hangar and related improvements and will lease the aircraft hangar to ATI for an initial term of approximately 23 years. ATI will in turn sublease the hangar to ATSG's subsidiary, Airborne Maintenance and Engineering Services, Inc. (“AMES”). Under the Hangar Lease, ATI has two, five-year extension options, which are exercisable at ATI's discretion.
The construction of the aircraft hangar is anticipated to cost approximately $15,710,000 and is expected to take approximately 12 to 14 months to complete. To finance the construction of the aircraft hangar, the Ohio Development Services Agency ("ODSA”) agreed to loan up to (i) $9,055,000 to the Port Authority under the Ohio Enterprise Bond Program through the issuance of State of Ohio Economic Development Revenue Bonds (the “Bonds”), (ii) $4,000,000 to the Port Authority pursuant to Section 166.07 of the Ohio Revised Code (the “166 Loan”); and (iii) $1,595,000 to the Port Authority pursuant to Section 166.25 of the Ohio Revised Code (the “LDI Loan”) pursuant to a Loan Agreement (the "Loan Agreement") between ODSA and the Port Authority.
ATI has entered into a Bond Purchase Agreement with the State of Ohio, ODSA, the Port Authority and Stifel, Nicolaus & Company, Inc., in connection with the Bonds. ATSG, ATI and AMES have entered into a Guaranty Agreement pursuant to which they are guarantying certain obligations with respect to the Hangar Lease and the Loan Agreement to the Port Authority, ODSA and The Huntington National Bank, in its capacity as trustee, under a trust agreement with the Treasurer of the State of Ohio. The Guaranty Agreement is secured by a Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement from ATI to ODSA with respect to the Hangar Lease.
The rental payments under the Hangar Lease are tied to the principal and interest payments due with respect to the ODSA financing, which fully amortizes over the initial term of the Hangar Lease. ATI has obtained tax increment financing (“TIF”) for the site of the aircraft hangar, and any TIF service payments made by ATI will be credited to its annual payment of rent due under the Hangar Lease, in an amount equal to ATI's annual debt service in respect of the 166 Loan. The LDI loan is expected to be forgiven upon completion of the hangar.
In conjunction with ATI entering into the Hangar Lease, ATSG and the Port Authority entered into an Amended and Restated Lease Agreement with respect to ATSG's current lease of approximately 518,434 square feet of office, aircraft hangar and related space. The original lease, dated June 2, 2010, provided for an initial term of nine years and contained a renewal option, in the sole discretion of ATSG, for an additional term of three years upon such terms and conditions as may be agreed by the parties. In addition, the base rental rate was $254,608 per month, subject to adjustment at the beginning of the fourth and seventh year of the term as well as adjustment from time to time based on the amount of square footage leased to other tenants at the Wilmington Air Park.
As amended and restated, the base rent will be reduced by $212,000 each year for thirteen years beginning on January 1, 2014, which coincides with the date that ATI begins paying base rent under the Hangar Lease. Additionally, the first renewal term was extended from three to seven years and remains in the sole discretion of ATSG. Further, a second and third renewal term was created, also in the sole discretion of ATSG, with the second renewal term being for a period of five years and the expiration date of the third renewal term being concurrent with the expiration date of the initial term of the Hangar Lease (June 1, 2036). Also, a fourth and fifth renewal term was created, each for a period of five years and solely in the discretion of ATSG. The annual base rent under the amended and restated lease is subject to varying escalation provisions during the renewal periods.
ATSG's indirect wholly owned subsidiary, LGSTX Services, Inc. (“LGSTX”) is also a party to an agreement with the Port Authority, dated June 2, 2010, pursuant to which LGSTX performs certain operations and management-related services for the Port Authority at the Wilmington Air Park.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See Item 1.01 of this Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/S/ W. JOSEPH PAYNE
W. Joseph Payne
Sr. Vice President
Corporate General Counsel & Secretary

Date:	January 3, 2012